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SCHEDULE 14A
                                 (Rute 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14 (a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [ ]
Filed by a Party  other  than the  Registrant  [x]  Check the  appropriate  box:
Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2) [ ] Definitive Proxy statement [ ] Definitive Additional Materials [X] Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

                               IBS FINANCIAL CORP.
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                (Name of Registrant as Specified In Its Charter)

                     COMMITTEE TO MAXIMIZE SHAREHOLDER VALUE
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(Name of Person (s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[        ] $125 per Exchange Act Rules 0-11 (c) (1)(ii), 14a-6(1),  14a-6(i) (2)
         or Item 22 (a) (2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6 (I) (3).
[  ] Fee computed on table below per Exchange Act Rules 14 (a)-6(i) (4) and
     0-11.

         1) Title of each class of securities to which transaction applies:

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         2) Aggregate number of securites to which transaction applies:

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         3) Per unit price or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         4) Proposed maximum aggregate value of transaction:

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         5) Total Fee Paid:
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[  ]  Fee paid previously with preliminary materials.

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[  ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

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         2) Form, Schedule or Registration Statement No.:

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         4) Date Filed:

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                           The Benchmark Company, Inc.
                           Benchmark Capital Advisors
                            Benchmark Partners, L.P.
                              750 Lexington Avenue
                               New York, NY 10022
                                  212 421-4080
                             Facsimile 212 421-4196
                                  July 21, 1997


I am writing to you as a nominee for the Board of Directors of IBS Financial Corp. ("IBSF"), and to urge you to vote for Ernest Beier and me on the white proxy card.

By now, you will have received the proxy solicitation material distributed by IBSF's management ("Management"). This confusing document creates the impression that Mr. Beier and I are attempting to unfairly promote unnecessary change at IBSF. Further, Management claims that it has been performing admirably and that it has been successful in its pursuit of litigation against us.

The record demonstrates that Management's assertions are unfounded. I have been active as a professional investor, for over 25 years. On many occasions I have taken substantial equity positions in public companies (including the filing of 13-Ds). There are a number of senior management personnel at these companies, who will attest to my loyalty and help as an investor in their respective companies. I have never participated in a hostile proxy contest until my involvement with IBSF.

The sole reason for my involvement, in seeking representation for Shareholders on the Board, is the poor results achieved by Management. These results are demonstrated in the chart that appears on page 19 of Management's proxy statement. This chart shows that banks in IBSF's peer group are earning a return on equity that is more than double the return achieved by Management. Moreover, IBSF's ROE is under 5%, in other words, Management is not even earning a money market rate of return on the capital you have invested with them.

Ironically, adding insult to injury, this same chart shows that Management has rewarded itself for this dismal performance with a compensation and benefits package richer than those in place at comparable banks.

As to Management's claims about litigation, they have lost both of the litigations referred to in their proxy statement. IBSF started the federal litigation to block our nominations. The US District Court concluded that Management could not prevent our candidacy for board seats. In addition, the US District Court ruled that Management had to reinstate a board seat, holding that the elimination of this seat was for the primary purpose of impeding the effectiveness of the Shareholders' vote, and constituted an "inequitable interference with the corporate franchise." Further, the New Jersey State Court rejected Management's objections and held that Shareholders are entitled to have their Annual Meeting without further delay -- the last meeting was December 1995.

Also, Management's proxy statement incorrectly claims that each member of the Board has purchased (with his own personal funds) more shares of the company's common stock than Messrs. Seidman and Whitman combined. For the record, Sonia Seidman (Larry Seidman's wife) owns 20% of Seidman Associates equal to 44,766 shares and 25% of Seidman Associates II equal to 15,496 shares. The L. Seidman SEP IRA owns 3,550 shares, Sonia Seidman (individually) owns 171 shares, Sonia Seidman IRA owns 500 shares and Sonia Seidman IRA Rollover owns 500 shares. My partner, Lorraine DiPaolo (who invests jointly with me), and I own 11% of Benchmark Partners, equal to 15,840 shares. In brokerage accounts at Bear, Stearns, I own 3,542 shares while Mrs. DiPaolo and her husband own 32,677 shares. The aforementioned represent a total of 121,763 shares, having a current market value (at 18 1/2) of $2,253,000. Thus, we have a significant financial stake in IBSF that far exceeds the stake of virtually all members of Management.

Finally, I would ask that you consider the amount that Management is spending of your money to keep us off the Board. We estimate the cost of last year's proxy fight, the current litigation and this year's proxy fight at over $1 million. We encourage you to call or write, IBSF to obtain an exact accounting of the actual costs.

The goal of a public company is to earn the best possible return on the capital you, as an investor, allocate to it. If you elect me to the Board, I will endeavor to get you that return by urging Management to retain an investment banking firm to determine the best way to maximize shareholder value. Alternatives may be a merger with another institution or a disciplined strategic plan for internal growth. The current state of affairs must not continue.

Cordially,

s/Richard Whitman
Richard Whitman

RW/rd

P.S. If you need assistance in voting your shares, please contact our proxy solictors, Beacon Hill Partners, at (800) 755-5001.